Exhibit 99.1

PRESS RELEASE	Contact: Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (January 28, 2016) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $11,422,000, or $0.50 per diluted share, for the three months ended December 31, 2015. For the three months ended December 31, 2014 the Company reported earnings of $5,650,000, or $0.25 per diluted share. Diluted shares outstanding were 23,055,900 and 22,726,795 for the three months ended December 31, 2015 and 2014, respectively.

On October 3, 2014, TriCo completed its acquisition of North Valley Bancorp. North Valley Bancorp was headquartered in Redding, California, and was the parent of North Valley Bank that had approximately $935 million in assets and 22 commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California. In connection with the acquisition, North Valley Bank was merged into Tri Counties Bank. Beginning on October 4, 2014, the effect of revenue and expenses from the operations of North Valley Bancorp, and 6,575,550 shares of TriCo Bancshares common shares issued in consideration of the merger are included in the results of the Company.

On October 25, 2014, North Valley Bank’s electronic customer service and other data processing systems were converted into Tri Counties Bank’s systems. Between January 7, 2015 and January 21, 2015, four Tri Counties Bank branches and four former North Valley Bank branches were consolidated into other Tri Counties Bank or other former North Valley Bank branches.

Included in the results of the Company for the three months ended December 31, 2015 and 2014 were $0 and $3,590,000, respectively, of nonrecurring noninterest expenses related to the merger with North Valley Bancorp of which $0 and $438,000, respectively, were not deductible for income tax purposes. Excluding these nonrecurring merger related expenses, but including the revenue and other expenses from the operations of North Valley Bancorp from October 4, 2014 to December 31, 2015, diluted earnings per share for the three months ended December 31, 2015 and 2014 would have been $0.50 and $0.35, respectively, on earnings of $11,422,000 and $7,916,000, respectively. In addition to these nonrecurring merger related expenses, there were other expense and revenue items during the three months ended December 31, 2015 and 2014 that may be considered nonrecurring, and these items are described below in various sections of this announcement.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended December 31,
(dollars and shares in thousands)	2015	2014	$ Change	% Change
Net Interest Income	$41,141	$34,970	$6,171	17.6%
Benefit from reversal of provision for loan losses	908	1,421	(513)
Noninterest income	11,445	9,755	1,690	17.3%
Noninterest expense	(34,684)	(36,566)	1,882	(5.1%)
Provision for income taxes	(7,388)	(3,930)	(3,458)	88.0%

Net income	$11,422	$5,650	$5,772	102.2%

Average common shares	22,770	22,501	269	1.2%
Average diluted common shares	23,056	22,727	329	1.4%

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of December 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Total assets	$4,220,722	$3,916,458	$304,264	7.8%
Total loans	2,522,937	2,282,524	240,413	10.5%
Total investments	1,148,371	776,587	371,784	47.9%
Total deposits	$3,631,266	$3,380,423	$250,843	7.4%

Qtrly Avg balances	As of December 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Total assets	$4,115,369	$3,806,049	$309,320	8.1%
Total loans	2,489,406	2,253,025	236,381	10.5%
Total investments	1,112,992	781,637	331,355	42.4%
Total deposits	$3,543,423	$3,276,470	$266,953	8.1%

Included in the changes in the Company’s deposits from December 31, 2014 to December 31, 2015 is the addition on September 16, 2015 of an additional $45 million certificate of deposit from the State of California, bringing the total of such certificates of deposits from the State of California to $50 million.

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

(unaudited, dollars in thousands)

	Three Months Ended December 31, 2015			Three Months Ended September 30, 2015			Three Months Ended December 31, 2014
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Earning assets
Loans	$2,489,406	$34,838	5.60%	$2,427,670	$33,814	5.57%	$2,253,025	$30,736	5.46%
Investments - taxable	1,044,063	6,983	2.68%	1,028,931	6,923	2.69%	763,131	5,197	2.72%
Investments - nontaxable	68,929	841	4.88%	64,914	797	4.91%	18,506	219	4.73%
Cash at Federal Reserve and other banks	174,746	143	0.33%	95,397	97	0.41%	477,958	337	0.28%

Total earning assets	3,777,144	42,805	4.53%	3,616,912	41,631	4.60%	3,512,620	36,489	4.16%

Other assets, net	338,225			336,380			293,429

Total assets	$4,115,369			$3,953,292			$3,806,049

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$830,172	118	0.06%	$813,581	117	0.06%	$767,103	137	0.07%
Savings deposits	1,231,687	388	0.13%	1,178,684	368	0.12%	1,140,817	360	0.13%
Time deposits	347,742	337	0.39%	324,427	353	0.44%	360,788	455	0.50%
Other borrowings	10,189	1	0.04%	6,994	1	0.05%	10,536	2	0.08%
Trust preferred securities	56,345	505	3.59%	56,394	500	3.55%	53,750	483	3.59%

Total interest-bearing liabilities	2,476,135	1,349	0.22%	2,380,081	1,339	0.23%	2,332,994	1,437	0.25%

Noninterest-bearing deposits	1,133,822			1,073,537			1,007,762
Other liabilities	54,999			60,314			41,791
Shareholders’ equity	450,413			439,360			423,502

Total liabilities and shareholders’ equity	$4,115,369			$3,953,292			$3,806,049

Net interest rate spread			4.31%			4.37%			3.91%
Net interest income/net interest margin (FTE)		41,456	4.39%		40,292	4.46%		35,052	3.99%

FTE adjustment		(315)			(299)			(82)

Net interest income (not FTE)		$41,141			$39,993			$34,970

Net interest income (FTE) during the three months ended December 31, 2015 increased $6,404,000 (18.3%) from the same period in 2014 to $41,456,000. The increase in net interest income (FTE) was due primarily to a $236,381,000 (13.5%) increase in the average balance of loans to $2,489,406,000, a $331,355,000 (42.4%) increase in the average balance of investments to $1,112,992,000, and a 14 basis point increase in the average yield on loans from 5.46% during the three months ended December 31, 2014 to 5.60% during the three months ended December 31, 2015. The $236,381,000 increase in average loan balances from the year ago quarter was due to organic loan growth during the quarter and twelve months ended December 31, 2015. The $331,355,000 increase in average investment balances from the year-ago quarter was primarily due to the use of cash at the Federal Reserve and other banks to purchase investments. Average deposit balances were $3,543,423 during the three months ended December 31, 2015, and represented a $266,953,000 (8.1%) increase in average deposit balances compared to the year-ago quarter. This increase in average deposit balances helped fund the increases in average loan and investment balances. The 14 basis point increase in average loan yields was due primarily to an increase in the accretion of loan purchase discounts into interest income and an increase in the recovery of interest income from paid off nonaccrual loans during the quarter ended December 31, 2015 compared to the year-ago quarter that were partially offset by declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans. The increases in average loan and investment balances added $3,227,000 and $2,506,000, respectively, to net interest income (FTE) while the increases in average loan yields increased net interest income (FTE) by $875,000 compared to the year-ago quarter. Included in loan interest income during the three months ended December 31, 2015 was $2,267,000 of discount accretion from purchased loans compared to $1,853,000 of discount accretion from purchased loans during the three months ended December 31, 2014. The discount accretion of $2,267,000 and

$1,853,000 added 37 and 33 basis points, respectively, to the average yield on loans during the three months ended December 31, 2015 and 2014, respectively. Also included in loan interest income during the three months ended December 31, 2015 was the recovery of $728,000 of loan interest income from the payoff of a single originated loan that was in interest nonaccrual status; and while recoveries of loan interest income from paid off nonaccrual loans occur from time to time, a recovery of this magnitude is unusual. The recovery of $728,000 of loan interest income added 12 basis points to the average yield on loans during the three months ended December 31, 2015.

Loans acquired through purchase or acquisition of other banks are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effect of this discount accretion decreases as these purchased loans mature or pay off early. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company recorded a reversal of provision for loan losses of $908,000 during the three months ended December 31, 2015 compared to a reversal of provision for loan losses of $1,421,000 during the three months ended December 31, 2014. The $908,000 reversal of provision for loan losses during the three months ended December 31, 2015 was due to net recoveries of $401,000 and a $507,000 decrease in the required allowance for loan losses from $36,518,000 at September 30, 2015 to $36,011,000 at December 31, 2015. The decrease in the required allowance for loan losses was due primarily to the reduced impaired loans, improvements in estimated cash flows and collateral values for the remaining and newly impaired loans, and reductions in historical loss factors that was partially offset by a $53,371,000 increase in loan balances from $2,469,566,000 at September 30, 2015 to $2,522,937,000 at December 31, 2015. During the three months ended December 31, 2015, nonperforming loans decreased $1,779,000 (4.6%) to $37,119,000, and represented a decrease from 1.58% of loans outstanding as of September 30, 2015 to 1.47% of loans outstanding as of December 31, 2015.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Service charges on deposit accounts	$3,397	$3,512	($115)	(3.3%)
ATM fees and interchange	3,376	3,117	259	8.3%
Other service fees	712	608	104	17.1%
Mortgage banking service fees	581	609	(28)	(4.6%)
Change in value of mortgage servicing rights	(131)	(681)	550	(80.8%)

Total service charges and fees	7,935	7,165	770	10.7%

Gain on sale of loans	883	545	338	62.0%
Commission on NDIP	788	678	110	16.2%
Increase in cash value of life insurance	665	666	(1)	(0.2%)
Change in indemnification asset	(59)	(365)	306	(83.8%)
Gain on sale of foreclosed assets	209	300	(91)	(30.3%)
Other noninterest income	1,024	766	258	33.7%

Total other noninterest income	3,510	2,590	920	35.5%

Total noninterest income	$11,445	$9,755	$1,690	17.3%

As shown in the table above, noninterest income increased $1,690,000 (17.3%) to $11,445,000 during the three months ended December 31, 2015 compared to the three months ended December 31, 2014. The $550,000 improvement in change in value of mortgage servicing rights was primarily due to the relative change (increase or decrease) in mortgage rates during the three months ended December 31, 2015 compared to the three months ended December 31, 2014, and the impact those changes in mortgage rates had on the value of mortgage servicing rights during those periods. The $338,000 (62.0%) increase in gain on sale of loans was due to the volume of loans originated and sold, and the reduction in loans held for sale during the quarter compared to the year-ago quarter. The $306,000 improvement in change in indemnification asset was due to a decrease in the amount of assets covered by loss share agreements, and reduced changes in loss estimates related to those assets compared to the year-ago quarter. The $259,000 (8.3%) increase in ATM fees and interchange income was due primarily to an increase in interchange revenue. The $258,000 (33.7%) increase in other noninterest income was primarily due to $155,000 of insurance policy receivable in excess of cash value that occurred during the three months ended December 31, 2015.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended December 31,
(dollars in thousands)	2015	2014	$ Change	% Change
Salaries	$12,014	$12,402	($388)	(3.1%)
Commissions and incentives	2,304	1,475	829	56.2%
Employee benefits	4,212	3,678	534	14.5%

Total salaries and benefits expense	18,530	17,555	975	5.6%

Occupancy	2,569	2,468	101	4.1%
Equipment	1,639	1,423	216	15.2%
Change in reserve for unfunded commitments	390	(200)	590	(295.0%)
Data processing and software	2,015	2,407	(392)	(16.3%)
Telecommunications	678	929	(251)	(27.0%)
ATM network charges	859	986	(127)	(12.9%)
Professional fees	1,392	1,096	296	27.0%
Advertising and marketing	1,256	1,149	107	9.3%
Postage	340	322	18	5.6%
Courier service	350	328	22	6.7%
Intangible amortization	290	289	1	0.3%
Operational losses	263	299	(36)	(12.0%)
Provision for foreclosed asset losses	155	70	85	121.4%
Foreclosed asset expense	185	125	60	48.0%
Assessments	585	612	(27)	(4.4%)
Merger related expense	—	3,590	(3,590)	(100.0%)
Other	3,188	3,118	70	2.2%

Total other noninterest expense	16,154	19,011	(2,857)	(15.0%)

Total noninterest expense	$34,684	$36,566	($1,882)	(5.1%)

Average full time equivalent employees	952	957	(5)	(0.5%)
Merger & acquisition expense:
Incentive compensation	—	1,174
Benefits & other compensation	—	94
Data processing and software	—	$415
Professional fees	—	$1,357
Other	—	550

Total merger expense	—	3,590

Noninterest expense decreased $1,882,000 (5.1%) from $36,566,000 during the three months ended December 31, 2014 to $34,684,000 during the three months ended December 31, 2015. Included in noninterest expense during the three months ended December 31, 2015 and 2014 were merger expenses of $0 and $3,590,000, respectively, related to the North Valley merger that occurred on October 3, 2014. Excluding these merger expenses, noninterest expense would have increased $1,708,000 (5.2%) from $32,976,000 during the three months ended December 31, 2014.

Salary and benefit expenses increased $975,000 (5.6%) to $18,530,000 during the three months ended December 31, 2015 compared to the three months ended December 31, 2014. Salaries decreased $388,000 (3.1%) due to a $181,000 increase in deferred salary expense from increased loan production, and a $157,000 reduction in overtime and temporary help compared to the three months ended December 31, 2014. Commission and incentive expense increased $829,000 (56.2%) primarily due to increased commissions and incentives related to loan production. Employee benefits expense increased $534,000 (14.5%) primarily due to increased employee stock ownership, 401k matching, executive supplemental retirement, and employee medical insurance expense when compared to the year-ago quarter.

Other noninterest expense decreased $2,857,000 (15.0%) to $16,154,000 during the three months ended December 31, 2015 compared to the three months ended December 31, 2014. Excluding $3,590,000 of merger expenses incurred during the three months ended December 31, 2014, other noninterest expense would have increased $733,00 (4.8%) from $15,421,000 during the three months ended December 31, 2014. The $590,000 increase in change in reserve for unfunded commitments was due to an increase in unused construction loan commitments during the three months ended December 31, 2015 compared to a reduction in unused loan commitments during the three months ended December 31, 2014. The $296,000 increase in professional fees was due primarily to increased legal fees. The decreases in data processing and software, telecommunications, and ATM network expenses of $392,000, $251,000 and $127,000, respectively, were due primarily to most of the efficiencies gained in these areas from the North Valley merger occurring during or after the three months ended December 31, 2014. The increases in occupancy and equipment expenses of $101,000 and $216,000, respectively, were due to increases in occupancy and equipment expenses at locations other than those locations closed as part of the North Valley merger.

As of March 31, 2015, the Company had substantially completed all of its previously planned facility consolidations related to the North Valley Bancorp acquisition. Subsequent to March 31, 2015, and following a thorough analysis of profitability and market opportunity, the Company identified five additional branches for closure. Two of those branches are former North Valley Bank branches. As of June 30, 2015 one of the five additional branches slated for closure has been consolidated into another branch and closed. As of August 31, 2015 the four remaining branches were consolidated into other branches and closed.

Richard Smith, President and CEO of the Company commented, “We are very pleased with our operating results for 2015. With the North Valley Bancorp acquisition now complete, our combined team of bankers are building strong pipelines of deposit and lending customers. This is evident by the increase in ending loans outstanding of $240.4 million or 10.5% and increases in ending deposits balances of $250.8 million or 7.4% in 2015. We also continue to realize increases in noninterest income related to customers increased usage of debit cards, real estate mortgage lending activities and investment sales. These increases demonstrate our continued efforts to deepen the number of products and services our customers purchase from us. We are encouraged and motivated by these results.”

Smith added, “While sales activities remain strong, our attention to operating efficiencies remains a priority. As a result, we will continue to invest into technologies that improve both the customer experience and our back office operations. Several projects including new mobile banking platforms and business on line programs are currently being implemented for our customers. Back office programs such as document imaging systems are also being implemented for process improvement purposes.”

On October 28, 2015, the Company announced that its subsidiary, Tri Counties Bank, has entered into an agreement to purchase three branches on the North Coast of California from Bank of America. The branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County. TriCo anticipates assuming approximately $245 million in deposits and purchasing approximately $400 thousand in loans.

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2014. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri

Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Statement of Income Data
Interest income	$42,490	$41,332	$39,867	$37,725	$36,407
Interest expense	1,349	1,339	1,346	1,382	1,437
Net interest income	41,141	39,993	38,521	36,343	34,970
(Benefit from) provision for loan losses	(908)	(866)	(633)	197	(1,421)
Noninterest income:
Service charges and fees	7,935	7,694	8,848	7,344	7,165
Other income	3,510	3,948	3,232	2,836	2,590
Total noninterest income	11,445	11,642	12,080	10,180	9,755
Noninterest expense:
Base salaries net of deferred loan origination costs	12,014	11,562	11,502	11,744	12,402
Incentive compensation expense	2,304	1,674	1,390	1,596	1,475
Employee benefits and other compensation expense	4,212	4,297	4,350	4,760	3,678
Total salaries and benefits expense	18,530	17,533	17,242	18,100	17,555
Other noninterest expense	16,154	13,906	15,194	14,182	19,011
Total noninterest expense	34,684	31,439	32,436	32,282	36,566
Income before taxes	18,810	21,062	18,798	14,044	9,580
Net income	$11,422	$12,694	$11,366	$8,336	$5,650
Share Data
Basic earnings per share	$0.50	$0.56	$0.50	$0.37	$0.25
Diluted earnings per share	$0.50	$0.55	$0.49	$0.36	$0.25
Book value per common share	$19.85	$19.48	$18.95	$18.68	$18.42
Tangible book value per common share	$16.81	$16.42	$15.88	$15.59	$15.39
Shares outstanding	22,775,173	22,764,295	22,749,523	22,740,503	22,714,964
Weighted average shares	22,769,793	22,757,453	22,744,926	22,727,038	22,500,544
Weighted average diluted shares	23,055,900	23,005,980	22,980,033	22,949,902	22,726,795
Credit Quality
Nonperforming originated loans	$22,824	$24,052	$23,812	$34,576	$32,529
Total nonperforming loans	37,119	38,898	39,880	49,217	47,589
Foreclosed assets, net of allowance	5,369	5,285	5,393	5,892	4,894
Loans charged-off	380	687	514	1,235	419
Loans recovered	$781	$2,616	$547	$508	$505
Selected Financial Ratios
Return on average total assets	1.11%	1.28%	1.17%	0.86%	0.59%
Return on average equity	10.14%	11.56%	10.56%	7.85%	5.34%
Average yield on loans	5.60%	5.57%	5.44%	5.46%	5.46%
Average yield on interest-earning assets	4.53%	4.60%	4.50%	4.25%	4.16%
Average rate on interest-bearing liabilities	0.22%	0.23%	0.23%	0.23%	0.25%
Net interest margin (fully tax-equivalent)	4.39%	4.46%	4.35%	4.10%	3.99%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$302	$445	$404	$172	$107
Discount accretion PCI - other loans	1,392	1,090	907	1,011	919
Discount accretion PNCI loans	573	1,590	822	1,348	827
All other loan interest income	32,571	30,689	29,886	28,371	28,883
Total loan interest income	$34,838	$33,814	$32,019	$31,165	$30,736

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Balance Sheet Data
Cash and due from banks	$303,461	$209,298	$169,503	$281,228	$610,728
Securities, available for sale	404,885	329,361	284,430	225,126	83,205
Securities, held to maturity	726,530	751,051	776,283	802,482	676,426
Restricted equity securities	16,956	16,956	16,956	16,956	16,956
Loans held for sale	1,873	5,152	4,630	5,413	3,579
Loans:
Commercial loans	194,913	199,330	195,791	177,540	174,945
Consumer loans	395,283	403,081	411,788	410,727	417,084
Real estate mortgage loans	1,811,832	1,757,082	1,686,567	1,646,863	1,615,359
Real estate construction loans	120,909	110,073	99,616	85,753	75,136
Total loans, gross	2,522,937	2,469,566	2,393,762	2,320,883	2,282,524
Allowance for loan losses	(36,011)	(36,518)	(35,455)	(36,055)	(36,585)
Foreclosed assets	5,369	5,285	5,393	5,892	4,894
Premises and equipment	43,811	42,334	42,056	42,846	43,493
Cash value of life insurance	94,560	94,458	93,687	93,012	92,337
Goodwill	63,462	63,462	63,462	63,462	63,462
Other intangible assets	5,894	6,184	6,473	6,762	7,051
Mortgage servicing rights	7,618	7,467	7,814	7,057	7,378
Accrued interest receivable	10,786	10,212	10,064	9,794	9,275
Other assets	48,591	47,360	54,797	51,002	51,735
Total assets	$4,220,722	4,021,628	3,893,855	3,895,860	3,916,458
Deposits:
Noninterest-bearing demand deposits	1,155,695	1,100,607	1,060,650	1,034,012	1,083,900
Interest-bearing demand deposits	853,961	817,034	780,647	795,471	782,385
Savings deposits	1,281,540	1,187,238	1,179,836	1,172,257	1,156,126
Time certificates	340,070	352,993	320,549	347,748	358,012
Total deposits	3,631,266	3,457,872	3,341,682	3,349,488	3,380,423
Accrued interest payable	774	795	797	852	978
Reserve for unfunded commitments	2,475	2,085	2,125	2,015	2,145
Other liabilities	65,293	53,681	55,003	53,256	49,192
Other borrowings	12,328	6,859	6,735	9,096	9,276
Junior subordinated debt	56,470	56,991	56,369	56,320	56,272
Total liabilities	3,768,606	3,578,283	3,462,711	3,471,027	3,498,286
Total shareholders’ equity	452,116	443,345	431,144	424,833	418,172
Accumulated other comprehensive gain (loss)	(1,778)	(2,298)	(4,726)	(2,083)	(2,203)
Average loans	2,489,406	2,427,670	2,355,864	2,283,622	2,253,025
Average interest-earning assets	3,777,144	3,616,912	3,563,925	3,557,103	3,512,620
Average total assets	4,115,369	3,953,292	3,894,196	3,892,476	3,806,049
Average deposits	3,543,423	3,390,229	3,347,874	3,350,370	3,276,470
Average total equity	$450,413	$439,360	$430,601	$424,701	$423,502
Total risk based capital ratio	15.1%	15.2%	15.2%	15.2%	15.6%
Tier 1 capital ratio	13.8%	13.9%	13.9%	14.0%	14.4%
Tier 1 common equity ratio	12.2%	12.3%	12.2%	12.1%	n/a
Tier 1 leverage ratio	10.8%	11.0%	10.9%	10.7%	10.8%
Tangible capital ratio	9.2%	9.5%	9.4%	9.3%	9.1%